                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into on this 2nd day of January, 1997, by and between IRON DYNAMICS, INC., an Indiana corporation (the "Company") and LARRY J. LEHTINEN, a resident of Westlake, Ohio (the "Employee"), and is joined in by Company's parent, Steel Dynamics, Inc. ("SDI") solely in connection with the obligations described in Section 10(e).

                                    RECITALS

         A. The Company intends to develop, implement, and exploit, for its own and its Affiliates' use, as well as for license to others, one or more processes (collectively, the "Process"), for the manufacture of a direct reduced iron ("DRI") product (the "Product") intended for use as a scrap steel substitute raw material for the electric arc furnace production of new steel;

         B. The Company further intends to identify, purchase and install machinery, equipment, and controls (the "Equipment") in a manufacturing facility which it will design and construct (the "Facility"), in which the Process will be employed to manufacture the Product;

         C. The Company wishes to engage the services of Employee as General Manager, as contemplated herein, to act as a vice president of the Company with broad executive duties to directly manage all phases of the Company's design, construction, start-up, and operation of its Butler, Indiana Facility; and

         D. Employee is willing to accept such employment on the terms and conditions set forth in this Agreement.

         ACCORDINGLY, the parties agree as follows:

         1. POSITION AND DUTIES. For the term of this Agreement, but subject to the terms and conditions hereof:

                  (a) Employment. Employee is hereby employed as the Company's General Manager, to devote his full business time, skill, attention and best efforts to the full range of management services associated with his function as the Company's vice president charged with the responsibility of developing and implementing the design, construction, equipment purchase and installation, start-up, and operation of the Facility, the development and operation of the Process, the development, perfection, and use of the Product for the efficient and economical introduction thereof into the melt mix of an electric arc furnace for the production of new steel and the development and supervision of the Company's sales, licensing, and sub-licensing activities (hereinafter, and as further set forth in Section 1(b), the Employee's "Duties").
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                  (b) Duties. The Employee's Duties shall include, without
         limitation (a) the supervision of the Company's Technical Manager and other technical staff, as well as the Company's advisors and consultants, in the evaluation and design of the Process itself, from raw material selection and preparation through melting and reduction of the DRI, the direction, monitoring, and evaluation of test work and general Process development and improvement, the reduction to practice of the Process and the securing of any intellectual property protection under both United States and non-domestic patent and other intellectual property laws and regimes, and, in conjunction with the Technical Manager and other Company and technical staff, advisors, and consultants, to evaluate and determine the specification and selection of Equipment, to review and evaluate vendor proposals, and to assist with Facility design and construction, Equipment installation, technical commissioning, and subsequent Process development and improvement, and (b) the development, supervision, and responsibility for implementation of the Company's Product sales and its licensing program with Sumitomo Corporation of America and Sumitomo Corporation pursuant to the Company's License Agreement with those companies, as well as the Company's development, sales, or other licensing activities within the "Exempt Territory" as defined in the License Agreement.

                           For purposes of this Agreement, "full business time" shall mean full time during regular and, as needed, such extraordinary hours as may be required from time to time.

                           The Employee shall not at any time while employed by the Company or any of its Affiliates, including the Company's parent, SDI, without the prior consent of the Company's Board of Directors, knowingly acquire any financial interest in, directly or indirectly, nor perform any services, whether as an employee, independent contractor, stockholder, officer, director, principal, agent, partner, consultant, or otherwise, for the benefit of any person, enterprise or business in substantial competition with the Company's business or with its Process or Product.

                  (c) Company Directorship. As soon as practicable after Employee commences the performance of his Duties hereunder, but without requiring the removal of any Company director then holding office, the Company will use its best efforts to cause Employee to be elected to the Company's Board of Directors.

                  (d) Additional Management Titles. Upon the further determination by the Company's Board of Directors that Employee has diligently and with professional excellence performed his Duties during the development, construction, start-up, and initial operation of the Facility, and the successful commercialization of the Process and the Product, Employee will be named to the position of a vice-president of SDI, subject to SDI Board of Directors' approval.


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         2. TERM OF EMPLOYMENT. The term of this Agreement shall be deemed to have commenced on January _____, 1997 and shall end on December 31, 2001, subject to the provisions of Sections 5 and 6, and unless sooner terminated pursuant to Section 7 of this Agreement. By mutual agreement, the parties may extend the term of employment hereunder, or may succeed this Agreement with another, but any extension of employment after December 31, 2001, absent a mutual written extension or new agreement, shall only be deemed employment at will, on a month-to-month basis, on the same terms and conditions set forth herein.

         3. COMPENSATION. For all services rendered by the Employee hereunder, the Company shall pay the Employee as follows:

                  (a) Base Salary. The Company shall pay Employee a base salary ("Base Salary") of One Hundred Twenty Thousand Dollars (US$120,000) per year, payable in weekly or other periodic installments (not less than monthly), which shall be paid in accordance with the Company's normal payroll practices with respect to salaried employees, subject to all applicable payroll taxes and deductions. The Employee's Base Salary shall be subject to an annual review and possible increase in accordance with the usual practices and policies of the Company.

                  (b) Annual Bonus. During the term hereof, the Company shall annually or more often review Employee's job performance and will pay to the Employee an annual bonus ("Bonus"), in an amount not less than Seventy-eight Thousand Dollars ($78,000) per year for each the first two (2) years hereof, in such amount as the Board shall determine; provided, however, that after the second year hereof, notwithstanding Employee's designation as an officer of SDI in the manner contemplated by Section 1, the Employee will be entitled to be treated as a participant under the 1996 Steel Dynamics, Inc. Officer and Manager Cash and Stock Bonus Plan, at the level of a "Manager" as described in
         Section 3.12 therein. In the event that the term of this Agreement is extended, or that the Agreement is succeeded by another employment agreement, a portion of the Annual Bonus may be based upon a formula, as agreed to by the parties, if at all, that might include a return on assets measure regarding Company profits.

                  (c) Expense Reimbursement. During the term hereof, the Company shall pay or reimburse Employee in accordance with the Company's normal practices for any travel, hotel, and other expenses or disbursements reasonably incurred or paid by the Employee in conjunction with his services performed hereunder, upon presentation by Employee of itemized accounts of such expenditures or such other supporting information as the Company may from time to time require.

                  (d) Additional Reimbursements. The Company will reimburse Employee, promptly upon presentation of paid receipts and/or bills therefor, for Employee's moving costs, temporary living expenses, closing costs associated with the sale of his current home and up to One Thousand Five Hundred Dollars ($1,500) of the actual closing costs for the


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         purchase of his new home, together with a non-accountable amount of
         One Thousand Dollar ($1,000). The Company will also reimburse Employee for any loss of equity value in his current home, based upon the higher of two (2) current appraisals (by a certified residential real estate appraiser with an "MAI" designation or equivalent), from the gross sale price actually realized upon sale. All reimbursed items under this Section 3(d), if constituting taxable income to Employee, shall be reimbursed to him on a grossed-up, tax-effected basis.

                  (e) Other Benefits. The Company shall provide to Employee the same benefit package as presently provided by SDI to its employees, including medical/dental benefits, disability insurance, life insurance, paid holidays, and profit-sharing or other retirement plans, including SDI's '401(k) Plan, but, in all cases, subject to the terms and requirements of each such program or plan, and an annual paid vacation of three (3) weeks (to be scheduled by agreement with the Company).

                  (f) Stock Options. The Employee shall be entitled to and shall receive from SDI, notwithstanding Employee's appointment as an officer of SDI as contemplated by Section 1, two (2) Thirty-Thousand Dollar ($30,000.00) Incentive Stock Option grants per year as contemplated by SDI's 1996 Incentive Stock Option Plan, for "Managers" as set forth in
         Section 6.2 thereof, subject to all of the terms and conditions of the Plan and to the Stock Option Agreement to be entered into between SDI and the Employee thereunder. The semi-annual Thirty Thousand Dollar ($30,000.00) Option grants shall be measured by the fair market value on each Grant Date of SDI's Common Stock, as specified under the Plan.

                  (g) Additional Stock Option and Other Payments. In addition to the foregoing, and in recognition of Employee's potential loss of existing compensation and/or employee benefits from his existing employment, SDI will grant to the Employee, as of the Effective Date of this Agreement, a one-time stock option grant of 33,600 shares of SDI common stock pursuant to SDI's 1994 Incentive Stock Option Plan, with an exercise price equal to fair market value of a share of common stock determined under the Plan as of the Effective Date, subject in all respects to the terms and conditions of the 1994 Incentive Stock Option Plan, except that options for one-third (or 11,200 shares) will become exercisable within six (6) months after the date of grant, with the remainder becoming exercisable no later than the fifth anniversary of the date of grant (unless otherwise further modified as provided therein). The Employee will also receive, thirty (30) days after the Effective Date of this Agreement (a) a one-time cash payment of Thirty Thousand Dollars ($30,000), and (b) an additional cash payment of up to Fifty Thousand Dollars ($50,000), the latter amount not to exceed the difference between the anticipated 1996 bonus due to the Employee from Employee's current employer and the amount of such bonus, if any, that Employee actually receives on or before February 28, 1997; provided, however, that the Employee shall make a diligent effort to collect the full amount of his 1996 bonus. In the event that subsequent to February 28, 1997, the Employee is successful in obtaining his full 1996 bonus, Employee agrees to repay the Company, if any, of any such duplicate recovery, less any out-of-pocket


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         expenses which the Employee may have incurred in connection with his collection of such amount.

         4.       Effect of Termination of Employment.

                  (a) If for any reason, other than Employee's voluntary resignation or termination as a result of Employee's death or disability pursuant to Section 7 hereof, Employee is terminated prior to the expiration of the term hereof, the Employee shall continue to receive his Base Salary, plus his guaranteed or other annual Bonus, as set forth herein, for the full term of this Agreement, payable in the same manner as provided hereunder, subject only to Employee's duty to mitigate under the law.

                  (b) If the Employee resigns voluntarily or ceases to be employed by the Company or an Affiliate of the Company for "cause" as described in Section 7(c) of this Agreement, all payments and benefits described in Section 3 hereof shall terminate (except to the extent previously already earned or vested).

                  (c) If the Employee dies or becomes disabled, as contemplated by Section 7, 7(a) or 7(b), all further compensation or benefits described in Section 3 shall immediately cease, except for any death benefits and/or disability benefits provided under Company's life insurance and/or disability plans under which Employee is enrolled, and this Agreement shall be deemed terminated without further liability on the part of the Company or the Employee; provided, however, that all Stock Options theretofore granted which have not vested shall be accelerated and shall thereupon vest immediately, and all Stock Option rights provided under the 1994 Incentive Stock Option Plan or the 1996 Incentive Stock Option Plan shall transfer to the Employee's personal representative.

         5. CONFIDENTIAL INFORMATION: NON-DISCLOSURE. Except as specifically permitted hereunder or as otherwise required for the benefit of the Company or an Affiliate during the course of his employment hereunder, and while in the employ of the Company or an Affiliate, or thereafter (regardless of how termination of employment occurs hereunder), the Employee will not communicate or divulge to or use for the benefit of himself or any other person, firm, association, business, or enterprise, without the prior written consent of the Company or the Affiliate, as the case may be, any Confidential Information (as defined herein), whether in Employee's memory or in written, electronic, or any other form, developed, owned or otherwise used by the Company or any of its Affiliates and communicated to or developed, acquired or learned of by the Employee during the course of or incident to his employment hereunder, regardless of whether developed by the Employee in whole or in part. All Confidential Information relating to the business of the Company or any of its Affiliates, or to any Process or Product, which Employee shall use, encounter, develop, or come into contact with shall become and remain the sole property of the Company or its Affiliates.


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

                  For purposes of this Agreement, and unless and to the extent that such Confidential Information is required to be publicly disclosed or becomes generally known to and available for use by the public other than as a consequence of Employee's fault or the fault of any other person bound by a duty of confidentiality to the Company or any of its Affiliates, "Confidential Information" shall include but shall not be limited to information, in any form, that would constitute a "trade secret" under the Indiana Uniform Trade Secrets Act (IC [sec.]24-2-3-2) and shall extend to engineering, construction, set-up, operating, actual and projected cost and other financial data, and production information, not generally known about the Company and its Affiliates, regarding its or their services and products, including the Process or the Product, including information relating to research, development, purchasing, marketing plans, computer software or programs, any copyrightable material, trade secrets and proprietary information, Process or Product information, including (but not limited to) information relating to the Company's DRI Process, its DRI Product, or any aspect of the manufacture and use thereof, or its direct use or conversion into a scrap iron substitute material for introduction into the melt mix of an electric arc furnace in the steel manufacturing process and financial information of every kind and character. The Employee may disclose Confidential Information only to the extent that it becomes part of the public domain otherwise than as a result of Employee's breach hereof, or is required to be disclosed by operation of legal process or by the law, or consists of information regarding the iron ore and steel manufacturing industries, previously known to Employee, including knowledge about iron ore mining, beneficiating, balling, induration and iron oxide reduction. If the Employee is required by applicable law or regulation, or by legal process, to disclose any Confidential Information, he will provide the Company with prompt notice thereof so as to enable the Company to seek an appropriate protective order to prevent or limit the effect of such disclosure. Upon termination of his employment hereunder, the Employee agrees that he will not retain and will deliver to the Company at such or any other times as the Company may request, all memoranda, notes, plans, records, reports and other documents, including computer disks or other electronic media (and all copies thereof) containing Confidential Information that Employee may then possess or have under his control.

         6. EMPLOYEE'S INVENTIONS. In consideration of the compensation and other benefits payable by the Company and to be received by the Employee hereunder, and as a condition to and as part of the consideration for Employee's employment or continued employment hereunder, Employee hereby assigns and transfers to the Company and agrees that the Company shall be the sole owner of all inventions, discoveries, computer software programs and systems, processes (including the Process), production methods and techniques (the "Inventions") for the manufacture of the Product or for its use in steelmaking, and all related equipment or devices heretofore or hereafter conceived, developed, or made by the Employee, either alone or with others, in whole or in part, during Employee's employment by the Company hereunder, which are useful in or directly or indirectly related to the Company's business or to its Process or Products, and which are conceived, developed, or made in the course of Employee's employment hereunder, or which are developed or made from or by reason of knowledge gained from or during such employment. The Company's business shall be understood to encompass the development and implementation of the Process of manufacturing DRI and using that Product as a scrap steel substitute material in an electric arc furnace to manufacture new steel. The Company or its affiliates shall have the right to use all such


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inventions or to license others to use or sublicense such Inventions, and all such Inventions hereunder shall be considered as "work made for hire," belonging to the Company. This assignment shall include the assignment of all patent, trademark, or copyright rights as may be obtained thereon, both domestic and non-domestic, and the Employee agrees, upon request by the Company and at the Company's expense, at any time during his employment hereunder or thereafter, regardless of the reason for termination, that he will execute all necessary or appropriate documents, assignments, applications, and the like, whether during the term of this Agreement or thereafter, for use in the preparation, application, prosecution, procurement, and maintenance of any such domestic and non-domestic patents, trademarks, copyrights and/or patent applications, trademark applications, and copyright applications as the Company may desire, including any improvements thereon.

                  It is understood that all expenses in connection with any such patents, trademarks, or copyrights, or applications in connection therewith or improvements thereon, shall be borne by the Company. The Company shall be under no obligation, however, to protect by patent, trademark, copyright, or otherwise, any such Invention, except in the exercise of its own discretion, and only then to such extent as it shall deem desirable. The Employee shall not be entitled to any additional compensation for such Inventions. The Employee hereby agrees promptly to disclose in writing to any officers or representatives designated by the Company all such inventions, and further agrees not to disclose any such Inventions, except as required by his employment or otherwise as contemplated hereunder, without the express prior written consent of the Company. Notwithstanding the foregoing, the provisions hereof shall not apply to any invention not related to the Company's business and not resulting from any work performed by the Employee for the Company, and developed by the Employee entirely on his own time.

         7.       TERMINATION.

                  (a) This Agreement shall terminate upon the Employee's death, except as specifically provided herein.

                  (b) The Company may terminate the Employee's employment hereunder, upon thirty (30) days= written notice, if in the opinion of the Board of Directors, Employee has suffered a physical or mental disability that has continued or is expected to continue for a period of one hundred eighty (180) consecutive days, and, as a result thereof, the Employee will be unable to continue the proper performance of his duties hereunder. For the purpose of determining disability hereunder, the Employee agrees to submit to such reasonable physical and mental examinations, if any, as the Board of Directors may request and for its information and use.

                  (c) The Company may terminate the Employee's employment hereunder Afor cause" (as hereinafter defined). If employment hereunder is terminated for cause, the Employee's compensation and all other rights not then vested under this Agreement shall terminate, upon written notice of termination being given to the Employee. As used herein,


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         the term "for cause" means the occurrence of any of the following, in addition to Employee's material non-performance:

                           (i) Employee's disregard of a direct, material order
                  of the Board of Directors of the Company, the substance of which order involves a proper duty of the Employee hereunder;

                           (ii) Employee's breach of his obligations under
                  Sections 5 or 6 hereunder; or

                           (iii) Employee's fraud, dishonesty, or other
                  misconduct involving dishonesty or moral turpitude

         Notwithstanding any termination of employment hereunder, whether for reasons of non-renewal or otherwise, Employee shall continue to be bound by the provisions of Sections 5, 6, and 9 hereof, which shall be deemed to survive any such termination.

         8. NOTICE. Any notice to be given by one party to another hereunder shall be given as follows:

                  (a)      If to the Employee:

                           Mr. Larry J. Lehtinen
                           31081 Riviera Lane
                           Westlake, OH 44145
                           Telephone:  (216) 808-9731
                           Fax:  (216) 808-9732

                  (b)      If to the Company:

                           Iron Dynamics, Inc.
                           c/o Keith E. Busse, President
                           Steel Dynamics, Inc.
                           4500 County Road 59
                           Butler, IN 46721
                           Telephone:  (219) 868-8000
                           Fax:  (219) 868-8951

         or to such other person, or such other address, or by such other means as either party shall provide by prior notice to the other hereunder. Notice shall be deemed effective when personally served, when sent and confirmed by facsimile (with "hard" copy follow-up by overnight courier), or one (1) day after dispatch by overnight courier.


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         9. NON-COMPETITION. Employee agrees that during the term of his employment hereunder and, if this Agreement is neither extended nor renewed, or, prior to expiration of the term described in Section 2, if Employee voluntarily resigns, is terminated for cause as described in Section 7(c), or otherwise continues to receive the compensation to which he is entitled hereunder, for a period of two (2) years thereafter, he will neither directly or indirectly, individually or on behalf of any other person, or as a partner, stockholder, joint venturer, principal, agent, director, officer, employee, consultant or in any other capacity or relationship, engage in any business or employment, or aid or endeavor to assist any business or enterprise, which is competitive with the Company's Process or Products or which operates or plans to operate a Facility for the manufacture, sale, and/or use of a scrap iron substitute material for use in steelmaking, within or located less than 200 miles beyond the geographic borders of the continental United States. The Employee and the Company acknowledge that the foregoing time and geographic limitations are reasonable, in that Employee has not been previously engaged in the business of manufacturing the Product or any other scrap steel substitute material, or of using the Process, that the Company will be doing pioneering work in the development of its Process and its Product, and that nothing herein shall be construed to preclude Employee from re-employment in his prior industry or from engaging in any other endeavor not specifically proscribed herein. It is agreed, however, that the geographic scope of the limitation is divisible, and if declared invalid, should be redrawn so as to achieve the maximum protection permissible for the Company and SDI, regarding the manufacture, sale, or use of the Product or of any other scrap steel substitute material.

         10.      MISCELLANEOUS.

                  (a) Waiver of Breach. The waiver by either the Company or the Employee of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of that or any other provision hereof by either the Company or the Employee.

                  (b) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Employee and the Company and their respective legal representatives, successors and assigns. Neither this Agreement nor any of the Employee's Duties or obligations hereunder shall be assignable by the Employee.

                  (c) Governing Law; Exclusive Venue. This Agreement shall be interpreted and construed in accordance with the laws of the state of Indiana, and both the Company and the Employee specifically agree that any disputes relating hereto shall be adjudicated solely in any state or federal court in or for DeKalb County, Indiana. It is agreed that this Agreement shall be construed as an Indiana contract, entered into in the State of Indiana.

                  (d) As an inducement to the Company to enter into this Agreement with Employee, Employee represents and warrants to the Company that he is legally


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         entitled to enter into this Agreement without violating any employment, consulting, invention, non-competition or non-disclosure agreement to which he is a party or by which he is bound, that he has provided the Company with true, correct, and complete copies of any agreements that impose any restrictions upon Employee's business or employment activities, and that he will defend, indemnify and hold the Company harmless to the extent of any loss, cost, or expense that may be occasioned by reason of his breach of this representation and warranty.

                  (e) In the event that the Company ceases business or that it otherwise fails to achieve commercialization of the Process and the Product; or in the event that the Company is not otherwise able to perform its obligation of employment to Employee hereunder, then, in lieu of any further liability by the Company hereunder, Employee shall be entitled to be employed by SDI, in a comparable executive position, with substantially equivalent compensation and benefits, as those described in Section 3(a)-(g) hereof, for the balance of the term set forth in Section 2 hereunder. If SDI tenders such employment offer to Employee, and Employee does not accept such offer, including a written contract of employment to supersede this Agreement except for the provisions of Sections 5, 6, and 9, within thirty (30) days of its tender to Employee, SDI shall have no further liability to Employee hereunder.

                  (f) Complete Agreement. This instrument embodies the complete agreement and understanding among the parties, written and oral, which may have related to the subject matter hereof in any way and shall not be amended orally, but only by the mutual agreement of the parties hereto, in writing, specifically referencing this Agreement.

                  (g) Severability. If any provision, paragraph or subparagraph of this Agreement is adjudged by any court to be void or unenforceable, in whole or in part, this adjudication shall not affect the validity of the remainder of this Agreement, and the Agreement shall be given effect to the maximum extent permitted to accomplish the objectives of the parties otherwise evident herein.

                  (h) Counterparts. This Agreement may be executed in one or more separate counterparts, all of which taken together shall constitute one and the same agreement.

                  (i) Effective Date. The Effective Date of this Agreement shall be the date set forth at the outset hereof.


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         IN WITNESS WHEREOF, this Agreement has been executed by the Company and the Employee effective as of the date set forth at the outset of the Agreement.
                            /s/  Mark D. Millett

                            IRON DYNAMICS, INC.

"COMPANY"

                            By:     /s/ Mark D. Millett
                            Title:  Vice President

                            Date:    January 2, 1997


                            /s/ Mark D. Millett

                            STEEL DYNAMICS, INC.



                            By:     /s/ Mark D. Millett
                            Title:  Vice President

                            Date:    January 2, 1997

                            (For purposes solely of Section 10(e))



                            /s/ Larry J. Lehtinen
"EMPLOYEE"                  Larry J. Lehtinen

                            Date:    January 2, 1997


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